Exhibit 21.1
Subsidiaries of OpenTV Corp.
As of December 31, 2005
      A table of the direct and indirect subsidiaries of OpenTV Corp. is set forth below, indicating as to each the state or jurisdiction of organization and the names under which such subsidiaries do business. Subsidiaries not included in the table are inactive or, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name of the Subsidiary	Jurisdiction of Organization

ACTV, Inc.	United States (Delaware)
ACTV Entertainment, Inc.	United States (New York)
Advision LLC	United States (Delaware)
BettingCorp. UK Ltd.	United Kingdom
Digital Adco, Inc.	United States (Delaware)
HyperTV Networks, Inc.	United States (Delaware)
Intellocity USA, Inc.	United States (Delaware)
Media Online Services, Inc.	United States (Delaware)
OpenGaming Ltd.	Israel
OpenPlay (BVI) Ltd.	British Virgin Islands
OpenTV AG	Switzerland
OpenTV Japan KK	Japan
OpenTV Australia Pty Ltd	Australia (New South Wales)
OpenTV (Cayman) Digital Solutions	Cayman Islands
OpenTV Europe S.A.S.	France
OpenTV Holding N.V.	Netherlands Antilles
OpenTV Holdings B,V.	The Netherlands
OpenTV Iberia SL	Spain
OpenTV, Inc.	United States (Delaware)
OpenTV Interactive Software (Beijing) Co. Ltd.	China
OpenTV UK Limited	United Kingdom
OpenTV US Holdings, Inc.	United States (Delaware)
OpenTV US Investments, Inc.	United States (Delaware)
Spyglass, Inc.	United States (Delaware)
Spyglass Integration, Inc.	United States (Delaware)
Static 2358 France S.A.S.	France
Static 2358 Holdings Limited	United Kingdom
Static 2358, Inc.	United States (California)
Static 2358 Limited	United Kingdom
Wink Communications, Inc.	United States (Delaware)
4G Media Ltd.	British Virgin Islands
4G Media Ltd.	Turks and Caicos